As filed with the Securities and Exchange Commission
On April 26, 2002.  Registration # 333-81296
Post Effective Amendment #1
The purpose of this POS is to clarify the consulting contract of Rosenfeld, Goldman & Ware, Inc.
and corection clerical errors to the S-8
Registration Statement.

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8 POS
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
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Investment Technology,Inc.
(Exact name of registrant as specified in its charter)


Nevada                              88-0431927
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(State or other jurisdiction of                (I.R.S. Employer
incorporation or organization)               Identification No.)


5235 Island Chain Road Las Vegas, NV 89118
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(Address of principal executive offices)

Legal Services Plan
(FULL TITLE OF THE PLAN)
Rosenfeld, Goldman & Ware, Inc.
101 Marietta St.
Suite 1070
Atlanta, GA 30303
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(Full title of the plan)


Thomas Ware, 101 Marietta St., Suite 1070, Atlanta, GA 30303
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(Name, address, including zip code, of agent for service)

Telephone number, including area code, of agent for service: (404)
522-1202
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